UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF THE
SECURITIES EXCHANGE ACT OF 1934

     LEE ENTERPRISES INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Delaware	42-0823980
(State of Incorporation or Organization)	(IRS Employer
Identification Number)
201 N. Harrison Street
Davenport, Iowa	52801
(Address of Principal Executive Offices)	(Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the
Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☒

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the
Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Name of Each Exchange on Which
Title of Each Class to be so Registered	Each Class is to be Registered

Preferred Share Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

     None
(Title of Each Class)

Item 1.       Description of Securities To Be Registered.

     Lee Enterprises, Incorporated (the “Company”) hereby supplements Item 1 of the Registration Statement on Form 8-A filed by the Company with the Securities and Exchange Commission on May 26, 1998, relating to the Rights Agreement between the Company and Wells Fargo Bank, N.A. (as successor rights agent to The First Chicago Trust Company of New York, the “Rights Agent”), dated as of May 7, 1998 (the “Rights Agreement”), to reflect the following developments with respect to its Preferred Share Purchase Rights. Such Registration Statement on Form 8-A is hereby incorporated by reference herein.

     On January 10, 2008, the Board of Directors of the Company approved an amendment to the Rights Agreement (the “Amendment”). The Rights Agreement previously provided that, with certain exceptions, an “Acquiring Person” shall be defined as any person who together with all of such person’s affiliates or associates is the beneficial owner of 20% or more of the outstanding Common Stock and Class B Common Stock of the Company, treated as one class (the “Common Shares”). The Amendment decreases the beneficial ownership threshold for an Acquiring Person to 15%, thereby providing that an Acquiring Person shall be any person who together with all of such person’s affiliates or associates is the beneficial owner of 15% or more of the outstanding Common Shares of the Company.

     The Amendment further provides that certain shareholders will not be deemed to be an “Acquiring Person” so long as (a) such shareholder is the beneficial owner of less than 25% of the Common Shares of the Company then outstanding and (b) such shareholder reports, or is required to report such beneficial ownership on Schedule 13G under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or on Schedule 13D under the Exchange Act, which Schedule 13D does not state any present intention to (or reserve the right to) hold such Common Shares with the purpose or effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect.

     In addition, the Amendment extends the “Final Expiration Date” to May 31, 2018 from May 31, 2008.

     The Rights Agreement and the Amendment are filed as exhibits to this Registration Statement and incorporated herein by reference. The foregoing description of the Preferred Share Purchase Rights and the Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended by the Amendment.

Item 2. Exhibits.

4.1	Rights Agreement, dated as of May 7, 1998, between Lee Enterprises, Incorporated and
The First Chicago Trust Company of New York, which includes the form of Certificate of Designation of the Preferred Stock as Exhibit A, the form of Right Certificate as
Exhibit B and the Summary of Rights as Exhibit C (previously filed as Exhibit 1.1 to Lee
Enterprises, Incorporated’s Registration Statement on Form 8-A on May 26, 1998 and
incorporated herein by reference)

4.2	Amendment No. 1 to the Rights Agreement, dated as of January 10, 2008, between Lee
Enterprises, Incorporated and Wells Fargo Bank, N.A. (as the Rights Agent) (previously filed as Exhibit 4.2 to Lee Enterprises, Incorporated’s Current Report on Form 8-K on
January 11, 2008 and incorporated herein by reference)

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 11, 2008

LEE ENTERPRISES, INCORPORATED

By: /s/ Carl G. Schmidt
Name: Carl G. Schmidt
Title: Vice President, Chief Financial
Officer and Treasurer